EXHIBIT 99.1

.

For Immediate Release

Meridian Bioscience, Inc. Comments on Preliminary Fiscal 2017 Operating Results and Provides Fiscal 2018 Revenue and Earnings Guidance

CINCINNATI, October 19, 2017 (GLOBE NEWSWIRE) – Meridian Bioscience, Inc. (NASDAQ: VIVO) today announced that based on preliminary results, it expects revenues for fiscal 2017, ended on September 30, 2017, to be approximately $200.5 million, an increase of 2% compared to the prior year. Diluted earnings per share on a GAAP basis are expected to be $0.50 to $0.51. On a non-GAAP basis, excluding the third fiscal quarter goodwill impairment charge of $6.6 million, and fourth fiscal quarter CEO transition costs and litigation costs associated with protecting intellectual property of $.5 million after tax, earnings per share are expected to be $0.66 to $0.67.

The preliminary results reflect fourth quarter revenue of approximately $49.5 million, representing 5% growth compared to the prior year. The Diagnostic and the Life Science Segments reported revenue growth of 3% and 14%, respectively. The Americas diagnostics business, which consists predominately of the U.S. market, reported revenue growth of 4%, indicating the efforts over the last 15 months to strengthen this unit are showing results. Major core diagnostic product families including Food and H. pylori posted growth, while other product families are stabilizing. Our C.difficile business achieved $5 million in revenues for the quarter, representing the third consecutive quarter of revenues at or above the $5 million level. Our illumigene product family experienced its third consecutive quarter of revenues at $8 million or above. Magellan revenues were down 7%, primarily as a result of a large international order that occurred in the prior year. We continued to see a steady stream of Magellan LeadCare II analyzer placements during the quarter. Both Life Science Units performed very well.  The Bioline molecular component unit grew 9%, while the immunoassay component and reagent unit grew 18% in the quarter.

FISCAL 2018 REVENUE AND EARNINGS GUIDANCE

Based on planning and budgeting activities for fiscal 2018, net revenues for fiscal 2018 are expected to be between $207 and $212 million, representing growth of 3% to 6%. On a GAAP basis, per share diluted earnings for fiscal 2018 are expected to be between $0.59 and $0.62. On a non-GAAP basis, fiscal 2018 earnings are expected to be between $0.65 and $0.68, resulting in relatively flat earnings compared to fiscal 2017 on a non-GAAP basis.  Non-GAAP adjustments include CEO transition costs and litigation costs associated with protecting intellectual property.  This guidance also assumes the medical device tax moratorium continues in calendar 2018.

Our fiscal 2018 guidance reflects a concerted effort to invest for the future.  We are increasing our focus on investments in research and development; and sales and marketing. We also expect the resumption of making provisions for incentive compensation in conjunction with the achievement of operating objectives.  We expect the increased investments in these areas to drive higher revenue levels in fiscal 2018.  Looking ahead to fiscal 2019, we expect that these investments will result in higher levels of both revenue and earnings growth as new products across all business units are introduced to the market in late fiscal 2018 and in 2019.

Per share estimates assume an increase in the average diluted shares outstanding from approximately 42.6 million to 42.8 million at fiscal 2018 year end. Revenue and earnings guidance provided in this press release does not include the impact of any acquisitions the Company may complete during fiscal 2018.

COMPANY COMMENTS

John A. Kraeutler, Executive Chairman of the Board, said, "We are pleased with our fourth quarter results and the positive momentum going into fiscal 2018. Each of our business units is expected to deliver growth in fiscal 2018, yielding overall revenue growth of 3% to 6% during fiscal 2018. Within the Diagnostics segment, the core diagnostic business is expected to generate low single-digit growth as we stabilize and modestly grow the C.difficile, foodborne and H.pylori product families. We expect mid-to-high single-digit growth in our malaria and respiratory product categories.  Our illumigene Group A Strep and Mycoplasma tests, as well as a new rapid influenza test, are key growth drivers for the respiratory family.

The Magellan business unit is expected to deliver high single-digit to low double-digit growth with continued LeadCare II penetration in pediatric and Ob-Gyn offices, along with international growth.

Our Meridian Life Science component business is expected to deliver mid-single-digit growth fueled by its tropical disease reagent menu and growth in China. Our Bioline molecular component business is expected to again have mid-to-high single-digit growth coming from new products such as its lyo (lyophilized) ready mixes and other real time PCR components.

We have several important new product development efforts underway that will progress during fiscal 2018, and which are driving higher levels of research and development spending. This includes our new Curian diagnostic platform and a novel combined C.difficile Toxins A/B and GDH test. We expect this test to launch in late fiscal 2018. We also expect to launch illumigene CMV, the first molecular test for cytomegalovirus, late in fiscal 2018. This test will detect the presence of cytomegalovirus in newborns. This virus can cause hearing and vision loss and intellectual disability. We expect to complete development on our H.pylori/Clarithromycin resistance assay during fiscal 2018 and enter clinical trials in early 2019. These analyte specific reagents are currently available in our product catalogue.

Our Magellan business unit is diligently working to strengthen its quality system and working closely with the FDA. In parallel, it expects to complete development of a new assay platform that provides improved lead testing and additional assay menu for the pediatric and Ob-Gyn physician office market. On the life science front, our Bioline business has a robust pipeline of products geared toward components used in next generation sequencing and real time PCR applications.

These important product development activities will expand our base of revenue growth drivers well into the future. By building this broad base of revenue growth drivers in each of the business units, we believe each unit has the tools to generate higher levels of revenue growth as we move into the second half of 2018 and into 2019.

Our financial condition remains strong. Our cash position and cash flows from operating activities also remain strong. We plan to recommend to the Board maintaining our dividend at its current annual indicated rate of $0.50 per share.  We continue to seek acquisition and collaboration opportunities to expand and diversify our revenue base. We expect that with an expanded base of revenues from new products, and our proven financial efficiency, fiscal 2018 will set the stage for a period of accelerated revenue and earnings growth beginning in fiscal 2019. I am pleased to have Jack Kenny on board as CEO, and I look forward to his leadership in maximizing the many assets in the Meridian portfolio and providing leadership in building an even more robust portfolio in the future."

Jack Kenny, Chief Executive Officer, said, "Meridian is entering fiscal 2018 with a sound Plan aimed at investing for the future. The Company has a 40 year history of innovation and profitable operations. I look forward to managing toward Plan during fiscal 2018 and continuing the strategy of building a broad base of revenue growth drivers as Meridian marches toward its 50th anniversary."

FORWARD-LOOKING STATEMENTS
The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements accompanied by meaningful cautionary statements.  Except for historical information, this report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, which may be identified by words such as "estimates", "anticipates", "projects", "plans", "seeks", "may", "will", "expects", "intends", "believes", "should" and similar expressions or the negative versions thereof and which also may be identified by their context.  All statements that address operating performance or events or developments that Meridian expects or anticipates will occur in the future, including, but not limited to, statements relating to per share diluted earnings and revenue, are forward-looking statements.  Such statements, whether expressed or implied, are based upon current expectations of the Company and speak only as of the date made.  Specifically, Meridian's forward-looking statements are, and will be, based on management's then-current views and assumptions regarding future events and operating performance. Meridian assumes no obligation to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.  These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially, including, without limitation, the following:

Meridian's actual results, financial condition, or continued growth depends, in part, on its ability to introduce into the marketplace enhancements of existing products or new products that incorporate technological advances, meet customer requirements and respond to products developed by Meridian's competition, and its ability to effectively sell such products.  While Meridian has introduced a number of internally developed products, there can be no assurance that it will be successful in the future in introducing such products on a timely basis or in protecting its intellectual property.  Meridian relies on proprietary, patented and licensed technologies. As such, the Company's ability to protect its intellectual property rights, as well as the potential for intellectual property litigation, would impact its results.  Ongoing consolidations of reference laboratories and formation of multi-hospital alliances may cause adverse changes to pricing and distribution.  Recessionary pressures on the economy and the markets in which our customers operate, as well as adverse trends in buying patterns from customers, can change expected results.  Costs and difficulties in complying with laws and regulations, including those administered by the United States Food and Drug Administration, can result in unanticipated expenses and delays and interruptions to the sale of new and existing products, as can the uncertainty of regulatory approvals and the regulatory process.  The international scope of Meridian's operations, including changes in the relative strength or weakness of the U.S. dollar and general economic conditions in foreign countries, can impact results and make them difficult to predict.  One of Meridian's growth strategies is the acquisition of companies and product lines.  There can be no assurance that additional acquisitions will be consummated or that, if consummated, will be successful and the acquired businesses will be successfully integrated into Meridian's operations.  There may be risks that acquisitions may disrupt operations and may pose potential difficulties in employee retention and there may be additional risks with respect to Meridian's ability to recognize the benefits of acquisitions, including potential synergies and cost savings or the failure of acquisitions to achieve their plans and objectives.  Meridian cannot predict the outcome of goodwill impairment testing and the impact of possible goodwill impairments on Meridian's earnings and financial results. Meridian cannot predict the possible impact of U.S. health care legislation enacted in 2010 – the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act – and any modification or repeal of any of the provisions thereof, and any similar initiatives in other countries on its results of operations.  Efforts to reduce the U.S. federal deficit, breaches of Meridian's information technology systems and natural disasters and other events could have a materially adverse effect on Meridian's results of operations and revenues.  In addition to the factors described in this paragraph, Part I, Item 1A Risk Factors of our most recent Annual Report on Form 10-K, and other periodic filings with the Securities and Exchange Commission contain a list and description of uncertainties, risks and other matters that may affect the Company. Readers should carefully review these forward-looking statements and risk factors and not place undue reliance on our forward-looking statements.

About Meridian Bioscience, Inc.
Meridian is a fully integrated life science company that develops, manufactures, markets and distributes a broad range of innovative diagnostic test kits, rare reagents, specialty biologicals and components. Utilizing a variety of methods, our diagnostic tests provide accuracy, simplicity and speed in the early diagnosis and treatment of common medical conditions, such as infections and lead poisoning. Meridian's diagnostic products are used outside of the human body and require little or no special equipment. The Company's diagnostic products are designed to enhance patient well-being while reducing the total outcome costs of health care. Meridian has strong market positions in the areas of gastrointestinal and upper respiratory infections, and blood lead level testing. In addition, Meridian is a supplier of rare reagents, specialty biologicals and components used by organizations in the life science and agri-bio industries engaged in research. Its products are also used by companies as components in the manufacture of diagnostics. The Company markets its products and technologies to hospitals, reference laboratories, research centers, diagnostics manufacturers and agri-bio companies in more than 70 countries around the world. The Company's shares are traded on the NASDAQ Global Select Market, symbol VIVO. Meridian's website address is www.meridianbioscience.com.

Contact:
John A. Kraeutler	Jack Kenny
Executive Chairman of the Board	Chief Executive Officer
Meridian Bioscience, Inc.	Meridian Bioscience, Inc.
Phone: 513.271.3700	Phone: 513.271.3700
Email: mbi@meridianbioscience.com	Email: mbi@meridianbioscience.com

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